Exhibit 4.2

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE TRANSFER OF THIS SECURITY IS ALSO SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF APRIL 6, 2021, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN SEQUANS COMMUNICATIONS S.A. (THE “COMPANY”) AND THE PURCHASER PARTY THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

SEQUANS COMMUNICATIONS S.A.

CONVERTIBLE PROMISSORY NOTE

April 9, 2021                                    $40,000,000.00

SEQUANS COMMUNICATIONS S.A., a société anonyme incorporated in the French Republic (the “Company”), hereby promises to pay to the order of Lynrock Lake Master Fund LP, a Cayman Islands Exempted Limited Partnership (the “Purchaser”), (i) the principal amount of Forty Million and 00/100 Dollars ($40,000,000.00) plus the portion of the Accreted Principal Amount (as defined below) in excess thereof and (ii) accrued interest on the Accreted Principal Amount in accordance with Article II hereof. This Note is being issued pursuant to a Securities Purchase Agreement, dated as of April 6, 2021 (the “Purchase Agreement”), between the Company and Purchaser. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

ARTICLE I
DEFINED TERMS

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article I. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article I include the plural as well as the singular.

“Accreted Principal Amount” shall have the meaning specified in Article II. For the avoidance of doubt, “Accreted Principal Amount” shall include all PIK Amounts added thereto through (and including) the time of any determination of such “Accreted Principal Amount.”

“ADS Conversion Price” shall mean, as of any Conversion Date or other date of determination, $1.00 divided by the ADS Conversion Rate as of such date. The initial ADS Conversion Price is $7.66.

“ADS Conversion Rate” means at any time the quotient of (i) the Conversion Rate at such time divided by (ii) the number of Ordinary Shares then represented by each ADS at such time.

“ADS Delisting Event” means the ADSs cease to be listed or quoted on any of The New York Stock Exchange or The Nasdaq Stock Market (or any of their respective successors).

“Beneficial Ownership Limitation” shall have the meaning specified in section 5.2 of the Purchase Agreement.

“Board of Directors” shall have the meaning specified in Section 5.3(a).

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City or Paris are authorized or required by law or other governmental action to be closed.

“Call Option” shall have the meaning specified in Section 5.5(a).

“Cash Amount” shall have the meaning specified in Article II.

“Change of Control” shall mean the occurrence, directly or indirectly, of one or more of the following events (whether in one transaction or a series of related transactions):
(1)    any sale, exchange, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of related persons for purposes of Sections 13(d) and 14(d) of the Exchange Act (a “Group”); or
(2)    any consolidation, merger or combination involving the Company; or
(3)    the Company becomes aware that any person or Group is or becomes the beneficial owner, directly or indirectly, of Ordinary Shares (whether direct or in the form of ADSs) representing more than 50% of the total ordinary voting power represented by the issued and outstanding Ordinary Shares of the Company; or
(4)    an ADS Delisting Event; or
(5)    the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Amount” means the amount in cash payable on an Optional Conversion/Redemption Date pursuant to Section 6.2(ii) or Section 6.3(ii).

“Change of Control Notice” shall have the meaning specified in Section 6.1(b).

“Closing Sale Price” shall have the meaning specified in Section 5.1(d).

“Company” shall have the meaning specified in the preamble.

“Company Call Option Notice” shall have the meaning specified in Section 5.5(b).

“Conversion Date” shall have the meaning specified in Section 5.1(b).

“Conversion Notice” shall have the meaning specified in Section 5.1(b).

“Conversion Rate” shall have the meaning specified in Section 5.2.

“Converted Amount” shall have the meaning specified in Section 5.5(d).

“Converted Amount Penalty” shall have the meaning specified in Section 5.5(d).

“Deposit Agreement” shall have the meaning specified in Section 5.1(c)(iii).

“Depositary” shall have the meaning specified in Section 5.1(c)(ii).

“Designated Amount” shall have the meaning specified in Section 5.5(a).

“Distributed Assets” shall have the meaning specified in Section 5.3(d).

“Event of Default” shall have the meaning specified in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning specified in Section 5.3(f).

“Expiration Time” shall have the meaning specified in Section 5.3(f).

“Holder Optional Conversion/Redemption Notice” shall have the meaning specified in Section 6.1(c).

“Holder Reduction Notice” shall have the meaning specified in Section 5.5(c).

“Independent Financial Advisor” shall mean an investment banking or accounting firm of international standing.

“Interest Payment Date” shall have the meaning specified in Article II.

“Mandatory Redemption Date” shall have the meaning specified in Section 5.5(b).

“Mandatory Redemption Penalty” shall have the meaning specified in Section 5.5(d).

“Mandatory Redemption” shall have the meaning specified in Section 5.5(a).

“Mandatory Redemption Price” shall have the meaning specified in Section 5.5(e).

“Ordinary Shares” shall have the meaning specified in Section 3.2.

“Optional Conversion” shall have the meaning specified in Section 6.1(c).

“Optional Conversion/Redemption Date” shall have the meaning specified in Section 6.1(a).

“Optional Redemption” shall have the meaning specified in Section 6.1(c).

“Organic Change” shall have the meaning specified in Section 5.3(l).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Permitted Amount” shall have the meaning specified in Section 5.5(c).

“PIK Amount” shall have the meaning specified in Article II.

“Purchase Agreement” shall have the meaning specified in the preamble.

“Purchaser” shall have the meaning specified in the preamble.

“Redemption Amount” shall have the meaning specified in Section 5.5(e).

“Redemption Amount Penalty” shall have the meaning specified in Section 5.5(e).

“Reference Property” shall have the meaning specified in Section 5.3(l).

“Securities Act” shall have the meaning specified in the legend above.

“Specified Converted Amount” shall have the meaning specified in Section 5.5(d).

“Spin-Off” shall have the meaning specified in Section 5.3(d).

“Spin-Off Valuation Period” shall have the meaning specified in Section 5.3(d).

“Successor Company” shall have the meaning specified in Section 8.1(a).

“Trading Day” shall mean any day on which trading in the ADSs generally occurs on the principal U.S. national securities exchange on which the ADSs are then listed or, if the ADSs are not then listed on U.S. national securities exchange, on the principal other market on which the ADSs are then traded; provided that “Trading Day” shall not include any day on which the ADSs are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the ADSs are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Transaction Documents” shall mean collectively, this Note, the Purchase Agreement, the Registration Rights Agreement and the other documents and agreements entered into in connection with the transactions contemplated hereby and thereby.

“Trigger Event” shall have the meaning specified in Section 5.3(d).

“Underlying Shares” shall have the meaning specified in Section 5.1(c)(i).

“VWAP” shall mean, for each of the relevant Trading Days, the per ADS volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one ADS on such Trading Day mutually determined, using a volume-weighted average method, by the Company and Purchaser). If the Company and Purchaser are unable to agree upon the fair market value of one ADS, then such fair market value shall be determined by an Independent Financial Advisor retained for this purpose by the Company.

ARTICLE II
PAYMENT OF INTEREST

Interest shall accrue on the Accreted Principal Amount (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) from April 9, 2021 until the Accreted Principal Amount (and any accrued and unpaid interest) is paid in full in cash. Interest shall accrue (i) at an annual rate equal to 6.0% per annum, which shall be payable annually by adding such interest to the Accreted Principal Amount (the “PIK Amount”) on each Interest Payment Date (as defined below) or (ii) if the Company elects, upon written notice to the holder of this Note prior to an Interest Payment Date, to pay the accrued interest relating to that Interest Payment Date to the holder of this Note in cash, at an annual rate equal to 5.0625% per annum (the “Cash Amount”). At any time, the outstanding principal amount of the Note, including, as the case may be, all PIK Amounts added thereto through (and including) such time, is referred to in the Note as the “Accreted Principal Amount”.

“Interest Payment Date” means April 9 of each year starting April 9, 2022, or if any such day is not a Business Day, the next succeeding Business Day and the Maturity Date (as defined below). In the absence of an interest payment election made by the Company prior to any Interest Payment Date as set forth above, interest on the Note shall be payable on such Interest Payment Date by the automatic addition of the PIK Amount to the Accreted Principal Amount as of the open of business on such Interest Payment Date. If the Company makes an interest payment election prior to any Interest Payment Date as set forth above, interest on the Note shall be payable on such Interest Payment Date in cash. “Maturity Date” means the maturity date of the Note (whether the final maturity date thereof or such earlier date on which the Note may become or be declared due and payable pursuant to Section 4.2).

In case of conversion or redemption of the Note on a date other than an Interest Payment Date, any accrued and unpaid interest on the Accreted Principal Amount thereof not previously paid in cash or added as PIK Amounts to the Accreted Principal Amount shall be deemed to have accrued at 6.0% per annum. Interest shall accrue at 8.0% per annum on any Accreted Principal Amount (including any accrued and unpaid interest) or any other amount due under the Note from and after the due date therefor until such time as payment in cash therefor is actually delivered to the holder.

ARTICLE III
PAYMENT OF PRINCIPAL ON NOTE

Section 3.1    Scheduled Payment. Unless converted or redeemed as set forth below, the Accreted Principal Amount (including any accrued and unpaid interest) of this Note shall be due and payable in cash on April 9, 2024.

Section 3.2    Conversion. Notwithstanding any provision contained in this Article III, the holder of this Note may convert, indirectly through the procedure set forth in Section 5.1(c), all or any portion of the Accreted Principal Amount (including any accrued and unpaid interest) of this Note into the Company’s American Depositary Shares (“ADSs”), each representing the number specified pursuant to the Deposit Agreement (as defined below) of the ordinary shares of the Company, nominal value €0.02 per share (“Ordinary Shares”), in accordance with Article V, until the time as such Accreted Principal Amount (including any accrued and unpaid interest) of this Note has been paid in full. For the avoidance of doubt, (i) any reference in this Note to the conversion of the Note into ADSs shall mean the issuance of ADSs following conversion of the Note in accordance with the procedure set forth in Section 5.1(c) and (ii) any reference in this Note to “Accreted Principal Amount (including any accrued and unpaid interest)” shall mean, at any time, accrued and unpaid interest previously added as PIK Amounts to the Accreted Principal Amount together with any other interest accrued on the Accreted Principal Amount to such time that has not been previously paid in cash.

Section 3.3    Mandatory Redemption. The Company shall have no right to redeem or repurchase, or to cause the conversion of, the Note prior to April 9, 2022. The Company shall have the right, subject to the provisions of Section 5.5, to redeem all of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of this Note or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, solely after April 9, 2022 and subject to the conditions specified in respect of the Call Option provided for in Section 5.5.

Section 3.4    Optional Conversion or Conversion upon a Change of Control. Notwithstanding any provision contained in this Article III, if a Change of Control occurs at any time prior to the payment of this Note in full, the holder of this Note shall have the right, in its sole discretion, to require that the Company convert or redeem all (but not less than all) of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of the Note, in accordance with Article VI.

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 4.1    Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Company defaults in the payment of Accreted Principal Amount or interest or any Mandatory Redemption Penalty or Change of Control Amount on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (including pursuant to Section 5.5 and Article VI) and such failure to pay is not cured within three (3) Business Days after the occurrence thereof; or

(b)    the Company’s failure to deliver, when required by this Note, a Change of Control Notice or notice of a Change of Control or an Organic Change pursuant to Section 5.4(c);

(c)    a default in the Company’s obligation to convert this Note in accordance with Article V upon the exercise of the conversion right with respect thereto, if such default is not cured within five (5) Business Days after its occurrence;

(d)    the Company defaults in the performance of, or compliance with, any material term contained in any Transaction Document and the default is not remedied within thirty (30) days after the Company receives written notice of the default from Purchaser (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 4.1(d)); or

(e)    the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (v) is adjudicated as insolvent or to be liquidated; or

(f)    any representation, warranty or certification made herein or pursuant to any Transaction Document by the Company was not true or correct in any material respect as of the time made; or

(g)    the Company, any subsidiary of the Company or any of their respective affiliates fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness for borrowed money of the Company, any subsidiary of the Company or any of their respective affiliates in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within any applicable cure period set forth in the relevant agreement or instrument; or

(h)    one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of $10,000,000 shall be rendered against the Company, any subsidiary of the Company or any of their respective affiliates and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any subsidiary of the Company or any of their respective affiliates to enforce any such judgment; or

(i)    an Event of Default under any other Note issued pursuant to the Purchase Agreement; or

(j)    a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days.

Section 4.2    Acceleration.

(a)    If an Event of Default with respect to the Company described in subsection (e) of Section 4.1 has occurred, the Note shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the holder of the Note may, at any time, at its option, by notice to the Company, declare the Note to be immediately due and payable.

(c)    Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid Accreted Principal Amount (including any accrued and unpaid interest) and, if applicable, any Mandatory Redemption Penalty or Change of Control Amount shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 4.3    Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 4.4    No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Company shall pay the Accreted Principal Amount (including any accrued and unpaid interest) and any Mandatory Redemption Penalty and Change of Control Amount of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article IV, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 4.5    Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE V
CONVERSION

Section 5.1    Conversion Procedure.

(a)    At any time prior to the payment of the Accreted Principal Amount (including any accrued and unpaid interest) of this Note in full, the holder of this Note may convert all of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of this Note or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, into a number of ADSs (excluding any fractional ADS) equal to the product obtained by multiplying (i) the portion of the Accreted Principal Amount (including any accrued and unpaid interest) designated by such holder to be converted, by (ii) the ADS Conversion Rate then in effect.

(b)    Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date (the “Conversion Date”) on which the holder of this Note has completed, signed and delivered to the Company an irrevocable conversion notice in the form attached to this Note as Attachment 1 (the “Conversion Notice”). At such time as such conversion has been effected, the rights of the holder of this Note as such holder to the extent of the conversion (except the right to receive in cash any unpaid Converted Amount Penalty or Change of Control Amount) shall cease, and the Person or Persons in whose name or names the ADSs are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the ADSs represented thereby. Notwithstanding any other provision of this Agreement, if any Conversion Date, Mandatory Redemption Date or Optional Conversion/Redemption Date is an Interest Payment Date for which the Company has not elected to pay a Cash Amount, (i) any conversion or redemption of this Note shall be deemed to have been effected on such Conversion Date, Mandatory Redemption Date or Optional Conversion/Redemption Date only after the addition of the applicable PIK Amount to the Accreted Principal Amount as of the open of business on such date and (ii) if such Conversion Date, Mandatory Redemption Date or Optional Conversion/Redemption Date is April 9, 2024, any conversion of this Note effected on such date shall be effected as of immediately after the open of business on such date (and after the addition of any PIK Amount as of the open of business on such date) and prior to any payment of the Accreted Principal Amount (including any accrued or unpaid interest) of this Note in cash.

(c)    As soon as possible after a conversion has been effected (but in any event within five (5) Business Days in the case of clause (i) below), the holder of this Note shall subscribe for the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note, and the Company shall do the following:

(i)    register the issuance to the converting holder of the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note (the “Underlying Shares”) in the Company’s share transfer registry;

(ii)    issue the Underlying Shares and deposit such Underlying Shares with The Bank of New York Mellon, as depositary (the “Depositary”), in the name and on behalf of the holder of the Note;

(iii)    cause the Depositary to issue and deliver to the converting holder certificates or a book-entry transfer for the number of ADSs to which Purchaser shall be entitled against deposit of the Underlying Shares, pursuant to the Amended and Restated Deposit Agreement dated as of May 14, 2018 (the “Deposit Agreement”) among the Company, the Depositary and the owners and holders from time to time of the ADSs issued thereunder; and

(iv)    except where the entire Accreted Principal Amount (including any accrued or unpaid interest) is converted in full, deliver to the converting holder a new Note representing the portion of the Accreted Principal Amount (including any accrued and unpaid interest) which was not converted provided, however, that the Company shall be entitled to reduce on its books and records the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of this Note so converted.

The converting holder shall cooperate with the Company and the Depositary to facilitate the process outlined above, including through the execution of the Conversion Notice and surrender of the Note for conversion.

(d)    If a fractional ADS would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the market price of such fractional share based on the closing price of the ADSs on the New York Stock Exchange (the “Closing Sale Price”) on the Conversion Date.

(e)    The issuance of the Underlying Shares and ADSs upon conversion of this Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Underlying Shares and ADSs, unless the tax is due because the holder requests such Underlying Shares and ADSs to be issued in a name other than the holder’s name, in which case the holder shall pay the tax. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Ordinary Shares and ADSs issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(f)    The Company shall not close its books against the transfer of Ordinary Shares or ADSs issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

(g)    The conversion of this Note shall be subject to the Beneficial Ownership Limitations set forth in Section 5.2 of the Purchase Agreement, which are incorporated herein by reference.

Section 5.2    Conversion Rate. The Conversion Rate shall be equal to the quotient obtained by dividing 522.1932 Ordinary Shares by $1,000 Accreted Principal Amount (including any accrued and unpaid interest) of the Note (subject to adjustment as provided in this Article V, the “Conversion Rate”), such initial Conversion Rate being based on an initial ADS Conversion Price of $7.66 per ADS. To address dilution of the conversion rights granted under this Note, the Conversion Rate shall be subject to adjustment from time to time pursuant to Section 5.3.

Section 5.3    Adjustments to Conversion Rate. If the number of Ordinary Shares represented by each ADS is changed, after the date of this Note, for any reason other than one or more of the events described in this Section 5.3, the Conversion Rate itself will not be adjusted but rather the ADS Conversion Rate will automatically adjust proportionally to account for such change such that the aggregate number of Ordinary Shares represented by all of the ADSs received upon conversion of the Note remains the same. In addition, the Conversion Rate shall be adjusted from time to time by the Company as follows:

(a)    In case the Company shall, at any time or from time to time while the Note is outstanding, pay a dividend in Ordinary Shares (directly or in the form of ADSs) or make a distribution in Ordinary Shares to all or substantially all holders of Ordinary Shares (other than a dividend or distribution in connection with a Change of Control), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     OS1
         OS0
where

CR0 =     the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution;

CR1 =     the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;

OS0 =    the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

OS1 =     the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution.

Any adjustment made pursuant to this Section 5.3(a) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.3(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors of the Company (the “Board of Directors”) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.3(a), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution shall not include Ordinary Shares held in treasury, if any. The Company will not pay any dividend or make any distribution on Ordinary Shares held in treasury, if any.

(b)    In case outstanding Ordinary Shares (directly or in the form of ADSs) shall be subdivided or split into a greater number of Ordinary Shares or combined or reverse split into a smaller number of Ordinary Shares (in each case, other than in connection with a Change of Control), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     OS1
         OS0
where

CR0 =     the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1 =     the Conversion Rate in effect on the effective date of such subdivision or combination;

OS0 =     the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1 =     the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, giving effect to such subdivision or combination.

Any adjustment made pursuant to this Section 5.3(b) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(c)    In case the Company shall issue rights (other than rights issued pursuant to a shareholders’ rights plan or a dividend or distribution on Ordinary Shares in Ordinary Shares as set forth in Section 5.3(a) above) or warrants to all or substantially all holders of its Ordinary Shares (whether direct or in the form of ADSs), other than an issuance in connection with a Change of Control, entitling them to purchase, for a period expiring within forty-five (45) calendar days of the date of issuance, Ordinary Shares (directly or in the form of ADSs) at a price per Ordinary Share less than the average of the Closing Sale Prices of the ADSs during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for the distribution divided by the number of Ordinary Shares then represented by each ADS, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     OS0+X
         OS0+Y

where

CR0 =     the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such issuance;

CR1 =     the Conversion Rate in effect on the ex-dividend date for such issuance;

OS0 =     the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such issuance;

X = the total number of Ordinary Shares issuable (directly or in the form of ADSs) pursuant to such rights or warrants; and

Y = the number of Ordinary Shares equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by (y) the quotient of (i) the average of the Closing Sale Prices of the ADSs during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for such issuance divided by (ii) the number of Ordinary Shares then represented by each ADS.

Any adjustment made pursuant to this Section 5.3(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. If any rights or warrants described in this Section 5.3(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered. In determining the aggregate price payable to exercise such rights and warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For purposes of this Section 5.3(c), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such issuance shall not include Ordinary Shares held in treasury, if any. The Company will not issue any such rights or warrants in respect of Ordinary Shares held in treasury, if any.

(d)    In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Ordinary Shares (whether direct or in the form of ADSs) shares of any class of capital stock of the Company or evidences of its indebtedness or assets (including securities, but excluding (i) any dividends or distributions referred to in Section 5.3(a), (ii) any rights or warrants referred to in Section 5.3(c), (iii) any dividends or distributions referred to in Section 5.3(e), (iv) any dividends or distributions in connection with an Organic Change to which Section 5.3(e) applies, or (v) any Spin-Offs to which the provisions set forth below in this Section 5.3(d) applies) (any of the foregoing hereinafter in this Section 5.3(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     SP0
         SP0 – FMV
where

CR0 =     the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such distribution;

CR1 =     the Conversion Rate in effect on the ex-dividend date for such distribution;

SP0 =     the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for such distribution; and

FMV =     the fair market value on the ex-dividend date for such distribution of the Distributed Assets so distributed applicable to one (1) Ordinary Share, as determined in good faith by the Board of Directors.

In the event where there has been a payment of a dividend or other distribution on the Ordinary Shares (directly or in the form of ADSs) consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued, will be, traded or listed on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or any other U.S. national securities exchange or market, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 ×     FMV0 + MP0
         MP0
where

CR0 =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such distribution;

CR1 =     the Conversion Rate in effect on the ex-dividend date for such distribution;

FMV0     = the average of the Closing Sale Prices of the Distributed Assets applicable to one (1) Ordinary Share during the ten consecutive Trading Day period commencing on and including the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0 =     the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 5.3(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If any dividend or distribution of the type described in this Section 5.3(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Rights or warrants distributed by the Company to all holders of Ordinary Shares (whether direct or in the form of ADSs) entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 5.3 (and no adjustment to the Conversion Rate under this Section 5.3 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.3(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.3 was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Rate shall be made pursuant to this Section 5.3(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed to Purchaser upon conversion by Purchaser of this Note.

(e)    In case the Company shall pay a dividend or otherwise distribute to all or substantially all holders of its Ordinary Shares (direct or in the form of ADSs) a dividend or other distribution of exclusively cash excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) any dividend or distribution in connection with a Change of Control, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     SP0
         SP0 – DIV
where

CR0 =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution;

CR1 =    the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;

SP0 =    the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for such distribution; and

DIV =    the amount in cash per Ordinary Share the Company distributes to holders of its Ordinary Shares.

Any adjustment made pursuant to this Section 5.3(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.3(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f)    In case of purchases of the Ordinary Shares (directly or in the form of ADSs) pursuant to a tender offer or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Ordinary Shares (directly or indirectly in the form of ADSs), to the extent that the fair market value, as determined in good faith by the Board of Directors, of cash and any other consideration included in the payment per Ordinary Share (or equivalent payment per Ordinary Share represented by the ADSs) exceeds the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×     FMV + (SP1 x OS1)
         SP1 x OS0
where

CR0 =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1 =    the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Expiration Date;

FMV =     the fair market value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Ordinary Shares (directly or indirectly in the form of ADSs) validly tendered or exchanged and not withdrawn as of the Expiration Date, as determined in good faith by the Board of Directors;

OS1 =    the number of Ordinary Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), after giving effect to the purchase of all Ordinary Shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer;

OS0 =     the number of Ordinary Shares outstanding immediately before the Expiration Time; and

SP1 =    the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive Trading Day period commencing on the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Section 5.3(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date. If the Company, or one of its Subsidiaries, is obligated to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting all such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.3(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.3(f).

(g)    In cases where the fair market value, as determined in good faith by the Board of Directors, of Distributed Assets and cash, including with respect to a Spin-Off, as to which Section 5.3(d) and Section 5.3(e) apply, applicable to one (1) Ordinary Share, distributed to holders of the Ordinary Shares (whether direct or in the form of ADSs) equals or exceeds the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for such distribution, then, rather than being entitled to an adjustment in the Conversion Rate, Purchaser will be entitled to receive upon conversion of each $1,000 of Accreted Principal Amount (including any accrued and unpaid interest) in respect of this Note, in addition to the ADS, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that Purchaser would have received if Purchaser had converted such $1,000 of Accreted Principal Amount

(including any accrued and unpaid interest) in respect of this Note immediately prior to the record date for determining the shareholders entitled to receive the distribution.

(h)    In addition to those adjustments required by clauses (a)-(g) of this Section 5.3, and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange and any other securities exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Company’s best interest, and the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Ordinary Shares or the ADSs or rights to purchase Ordinary Shares or ADSs in connection with a dividend or distribution of Ordinary Shares or ADSs (or rights to acquire Ordinary Shares or ADSs) or similar event.

(i)    All calculations under this Article V shall be made in good faith by the Company in accordance with this Article V, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of an Ordinary Share, as the case may be. No adjustment need be made for rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to a Company plan for reinvestment of dividends or for any issuance of Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities or, except as provided in this Section 5.3, rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities. The Company shall certify to Purchaser that all calculations are made in compliance with this Article V, and shall show Purchaser in detail the facts upon which such calculations and adjustments were made
.
(j)    For purposes of this Section 5.3, the number of Ordinary Shares at any time outstanding shall not include Ordinary Shares held in the treasury of the Company but shall include Ordinary Shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares. The Company will not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Company.

(k)    Notwithstanding any of the foregoing clauses in this Section 5.3, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.3 (i) in the event of a distribution that would otherwise give rise to adjustment pursuant to clause (d) or (e) of this Section 5.3, if (but only if) Purchaser otherwise participates in such distribution, at the same time such distribution is effected to holders of Ordinary Shares, on an as-converted basis (as if Purchaser had converted the Accreted Principal Amount (including any accrued and unpaid interest) at the then applicable Conversion Rate) but without the conversion of this Note actually taking place or (ii) solely by reason of the issuance or conversion of any other Note pursuant to the Purchase Agreement.

(l)    Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction (other than a subdivision or combination solely of Ordinary Shares), which in each case is effected in such a manner that holders of Ordinary Shares (whether direct or in the form of ADSs) are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for or upon conversion of Ordinary Shares is referred to herein as an "Organic Change." In the event of an Organic Change prior to repayment in full of the Note, then:

(A)    at the effective time of the Organic Change, the right to convert each $1,000 Accreted Principal Amount (including any accrued and unpaid interest) of this Note into the number of ADSs equal to the ADS Conversion Rate multiplied by $1,000 will be changed into the right to convert such Accreted Principal Amount (including any accrued and unpaid interest) of this Note into the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that a holder of a number of ADSs equal to the ADS Conversion Rate immediately prior to such Organic Change multiplied by $1,000 would have owned or been entitled to receive (the "Reference Property," with each "unit of Reference Property" meaning the kind and amount of Reference Property that a holder of one ADS would have owned or been entitled to receive upon such Organic Change); and

(B)    at or prior to the Effective Time of such Organic Change, the Company (or other Person that becomes the "Company" pursuant to Section 8.1 as a result of such Organic Change) and any other issuer of securities constituting Reference Property shall execute and deliver to the holder a supplement to this Note providing for such change in the right to convert each $1,000 Accreted Principal Amount (including any accrued and unpaid interest) of this Note;

provided, however, that at and after the effective time of the Organic Change, the daily VWAP will be calculated based on the value of a unit of Reference Property that a holder of one ADS would have owned or been entitled to receive upon such Organic Change.

The Company shall not become a party to any Organic Change unless the terms thereof are consistent with this Section 5.3(1).

Such supplement described in the first paragraph of this Section 5.3(1) shall provide for anti-dilution and other adjustments, and covenants for protection of the interests of the holders of this Note, in respect of the Reference Property (and, if the Reference Property represents underlying securities, such securities) that shall be as nearly equivalent as is practicable to the adjustments and covenants provided for in this Article V in respect of ADSs and Ordinary Shares.

When the Company executes and delivers such supplement to this Note pursuant to the foregoing, the Company shall promptly deliver to the holder an officer's certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a unit of Reference Property (and, if the Reference Property represents underlying securities, such securities) after any such Organic Change, any adjustment to be made with respect thereto and that all conditions precedent in this Note to such execution and delivery have been complied with.

None of the foregoing provisions shall affect (i) the right of the holder of this Note to convert all or any portion of the Accreted Principal Amount (including accrued and unpaid interest) of this Note into ADSs prior to the effective time of such Organic Change or (ii) if such Organic Change constitutes a Change of Control, the rights of the holder of this Note, at its option, to cause redemption or conversion of this Note upon the Optional Conversion/Redemption Date in respect of such Change of Control in accordance with Article VI or (iii) regardless of whether such Organic Change constitutes a Change of Control, the right of the holder of this Note to continue to hold this Note after consummation of such Organic Change and at any time thereafter prior to the payment of the Accreted Principal Amount (including any accrued and unpaid interest) of this Note in full, to convert this Note into Reference Property.

The above provisions of this Section 5.3(1) shall similarly apply to successive Organic Changes.

Notwithstanding the Conversion Rate adjustment provisions described in Section 5.3(a) through (f), no adjustment to the Conversion Rate shall be made pursuant to such provisions in the event of any dividend, distribution or issuance upon an Organic Change to which the provisions under this Section 5.3(1) apply.

Section 5.4    Notices.

(a)    Immediately upon any adjustment of the Conversion Rate, the Company shall send written notice thereof to the holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b)    The Company shall send written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Ordinary Shares (whether direct or in the form of ADSs), any subdivision, stock split, reverse stock split or combination, or any tender offer or exchange offer or (ii) with respect to any pro rata subscription offer to holders of Ordinary Shares (whether direct or in the form of ADSs).

(c)    The Company shall also give at least twenty (20) days’ prior written notice to the holder of this Note of the date on which any Change of Control, Organic Change, dissolution or liquidation shall take place.

Section 5.5    Company Call Option.

(a)    Subject to the terms of this Section 5.5, if at any time on or after April 9, 2022, the VWAP of an ADS exceeds 130% of the ADS Conversion Price on (i) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30)

consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of the Company Call Option Notice (as defined below) and (ii) the Trading Day immediately before the date of such Company Call Option Notice, the Company shall have the right the (“Call Option”) to redeem (a “Mandatory Redemption”) all of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) of this Note or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, as designated in the Mandatory Redemption Notice (as defined below) (such designated amount, the “Designated Amount”).

(b)    The Company may exercise its Call Option by delivering within not more than one (1) day following the end of such thirty (30) consecutive Trading Day-period a written notice to the holder of this Note (the “Company Call Option Notice”). The Company Call Option Notice shall be irrevocable and shall state (i) the date selected for the Mandatory Redemption in accordance with this Section 5.5, which shall be no later than twenty (20) Business Days following the date of the Company Call Option Notice (the “Mandatory Redemption Date”), (ii) Designated Amount (i.e., the amount of the Accreted Principal Amount (including any accrued and unpaid interest)) designated by the Company to be subject to a Mandatory Redemption pursuant to this Section 5.5), (iii) the Mandatory Redemption Price (as defined below), and (iv) the respective amounts of the Redemption Amount Penalty and the Converted Amount Penalty (each, as defined below), assuming the holder does not deliver a Holder Reduction Notice.

(c)    If in lieu of Mandatory Redemption the holder is not able to convert the entire Designated Amount pursuant to Article V in due consideration of the Beneficial Ownership Limitation and therefore needs to reduce the Designated Amount to a smaller amount (the “Permitted Amount”), no later than the close of business on the date two Trading Days prior to the Mandatory Redemption Date, the holder of this Note, at its election, may deliver to the Company a written notice (the “Holder Reduction Notice”) that refers to this Section 5.5(c) and specifies the Permitted Amount. Notwithstanding any other provisions of this Note, if the holder delivers a Holder Reduction Notice, only the Redemption Amount (as defined below) (and not the entire Designated Amount) shall be redeemed on the Mandatory Redemption Date, and the portion of the Accreted Principal Amount (including accrued and unpaid interest) in excess of the Redemption Amount not converted by the holder of this Note shall remain outstanding subject to any future subsequent exercise of the Call Option. For avoidance of doubt, any future subsequent exercise of the Call Option must again satisfy the 130% of VWAP threshold and other conditions of this Section 5.5.

(d)    If during the period from (and including) the date of the Company Call Option Notice to (and including) the Trading Day prior to the Mandatory Redemption Date, the holder of this Note converts all or a portion of the Accreted Principal Amount (including accrued and unpaid interest) of the Note (the “Converted Amount”) pursuant to Article V, then, on the Mandatory Redemption Date, the Company shall pay to the holder of this Note an amount in cash equal to 100% of the Cash Amount that would have been payable by the Company on such portion of the outstanding Accreted Principal

Amount (including any accrued and unpaid interest) as equals the Specified Converted Amount in respect of interest accrued thereon at 5.0625% per annum for the remaining period from the Mandatory Redemption Date until (and including) October 9, 2023 had the Company not exercised its Call Option (the “Converted Amount Penalty”).

“Specified Converted Amount” means the lesser of (i) the Converted Amount and (ii) the lesser of (x) the Designated Amount or (y) if the holder has delivered a Holder Reduction Notice, the Permitted Amount.

(e)    Unless the Converted Amount is at least equal to the lesser of the (i) Designated Amount and (ii) if the holder has delivered a Holder Reduction Notice, the Permitted Amount, on the Mandatory Redemption Date, the Company shall (i) redeem the Note or any portion thereof in cash at a price equal to 100% of the outstanding Accreted Principal Amount (including any unpaid accrued and unpaid interest) or any portion thereof equal to the Redemption Amount (the “Mandatory Redemption Price”), and (ii) pay to the holder of this Note the amount in cash equal to 100% of the Cash Amount that would have been payable by the Company on such portion of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) as equals the Redemption Amount in respect of interest accrued thereon at 5.0625% per annum for the remaining period from the Mandatory Redemption Date until (and including) October 9, 2023 had the Company not exercised its Call Option (the “Redemption Amount Penalty” and, together with any Converted Amount Penalty, a “Mandatory Redemption Penalty”).

“Redemption Amount” means the amount, if any, by which (i) the lesser of (x) the Designated Amount or (y) the Permitted Amount exceeds (ii) the Converted Amount.

(f)    Notwithstanding the foregoing, the Note may not be converted or redeemed by the Company pursuant to Section 5.5 if the principal amount of the Note has been accelerated pursuant to Section 4.2, and such acceleration has not been rescinded, on or prior to such date.

Section 5.6    Adjustments of Prices. Whenever any provision of this Note requires the Company to calculate the Closing Sale Prices or the daily VWAPs over a span of multiple days (including the Spin-Off Valuation Period and any other period for determining the Closing Sale Prices for purposes of adjustments to the Conversion Rate pursuant to Section 5.3), the Company shall make any adjustments to each that it reasonably determines to be appropriate to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate (or changes to the market price per ADS resulting from any such event) where the ex-dividend date, effective date or Expiration Time, as the case may be, of the event occurs at any time during the period when such Closing Sale Prices or daily VWAPs are to be calculated, without duplication of any adjustment made pursuant to Section 5.3. The Company will likewise make appropriate adjustments where a Conversion Rate adjustment otherwise required to be made pursuant to the provisions of Sections 5.3(a) through (f) is not made in accordance with the provisions of Section 5.3(g) that permit participation by Purchaser in a distribution in lieu of such Conversion Rate adjustment.

ARTICLE VI
HOLDER’S RIGHTS UPON CHANGE OF CONTROL

Section 6.1    General.

(a)    Subject to the terms of this Article VI, if a Change of Control occurs at any time prior to the payment of this Note in full, regardless of whether the Change of Control also constitutes an Organic Change or an Organic Change otherwise occurs, the holder of this Note shall have the right, in its sole discretion, to require that the Company convert or redeem all (but not less than all) of the outstanding Accreted Principal Amount (including any unpaid accrued and unpaid interest) of the Note on the date specified by the Company (the “Optional Conversion/Redemption Date”), that is not less than twenty (20) nor more than sixty (60) days following the date of the Change of Control Notice (as defined below).

(b)    On or before the twentieth (20th) day after the occurrence of a Change of Control, the Company shall provide to the holder of this Note a written notice (the “Change of Control Notice”) of the occurrence of the Change of Control specifying:

(i)    the events causing the Change of Control;
(ii)    the effective date of the Change of Control; and
(iii)    the Optional Conversion/Redemption Date.

No failure of the Company to give the foregoing notice and no defect therein shall limit the holders’ right of optional conversion or redemption or affect the validity of the proceedings for the conversion or the redemption of the Note.

(c)    Any conversion or redemption of this Note under this Article VI shall be made at the option of the holder of this Note upon delivery to the Company by the holder of a written notice (a “Holder Optional Conversion/Redemption Notice”) stating whether it elects to require the Company to convert (an “Optional Conversion”) or to redeem (an “Optional Redemption”) all of the outstanding Accreted Principal Amount (including any unpaid accrued and unpaid interest) of the Note.

Section 6.2    Mechanics of Holder Optional Conversion. If the holder of this Note delivers a Holder Optional Conversion/Redemption Notice electing an Optional Conversion in accordance with this Article VI, then, on the Optional Conversion/Redemption Date, the Company shall (i) issue to the holder of this Note a number of ADSs equal to the product obtained by multiplying (x) the entire outstanding Accreted Principal Amount (including any accrued and unpaid interest), by (y) the ADS Conversion Rate in effect as of the Optional Conversion/Redemption Date, in accordance with the procedure and terms and conditions set forth in Article V, and (ii) pay to the holder of this Note an amount in cash equal to 100% of the Cash Amount that would have been payable by the Company to the holder of this Note on the then outstanding Accreted Principal Amount (including any accrued and unpaid interest) in respect of interest accrued thereon at 5.0625% per annum for the remaining period from the Optional Conversion/Redemption Date until (and including) April 9, 2024 had the outstanding Accreted Principal Amount (including any accrued and unpaid interest) not been converted pursuant to this Article VI. The Company shall not become a party to any Change of Control unless the terms thereof are consistent with this Section 6.2.

Section 6.3    Mechanics of Holder Optional Redemption. If the holder of this Note delivers a Holder Optional Conversion/Redemption Notice electing an Optional Redemption in accordance with this Article VI, then, on the Optional Conversion/Redemption Date, the Company shall (i) redeem the Note in cash at a price equal to 100% of the outstanding Accreted Principal Amount (including any accrued and unpaid interest) and (ii) pay to the holder of this Note an amount in cash equal to 100% of the Cash Amount that would have been payable by the Company to the holder of this Note on the outstanding Accreted Principal Amount (including any accrued and unpaid interest) in respect of interest accrued thereon at 5.0625% per annum for the remaining period from the Optional Conversion/Redemption Date until (and including) April 9, 2024 had the outstanding Accreted Principal Amount (including any accrued and unpaid interest) not been redeemed pursuant to this Article VI.

Section 6.4    No Affect on Holder Conversion Right. None of the foregoing provisions shall affect the right of the holder of this Note to convert all or any portion of the Accreted Principal Amount (including accrued and unpaid interest) of this Note into ADSs prior to the effective time of any Change of Control even if such Change of Control is an Organic Change.

ARTICLE VII
CERTAIN COVENANTS OF THE COMPANY

Section 7.1    Protective Provisions. For so long as the Note is outstanding, the Company will not, without the consent of Purchaser, create, incur, assume or suffer to exist (collectively, “incur”) any indebtedness for borrowed money; provided, however, that this Section 7.1 will not prohibit the Company from incurring any of the following:

(a)     working capital indebtedness secured by a receivables facility not exceeding in the aggregate at any time $35 million less the then outstanding amount of any such indebtedness specified in clause (d) below,

(b)    indebtedness owed to a French government or European Union-related authority not exceeding in the aggregate at any time $40 million less the then outstanding amount of any such indebtedness specified in clause (d) below,

(c)    indebtedness that is subordinated to this Note not exceeding in the aggregate at any time $30 million less the then outstanding amount of any such indebtedness specified in clause (d) below

(d)    indebtedness of the Company in existence on the date of this Note and specified on Exhibit D to the Purchase Agreement;

(e)    indebtedness under this Note or under the Purchase Agreement with respect to the Note;

(f)    intercompany indebtedness solely between or among the Company and any of its Subsidiaries; or

(g)    indebtedness constituting trade payables incurred in the ordinary course of business.

Section 7.2    Negative Pledge. For so long as the Note is outstanding, the Company will not grant a consensual security interest or pledge its personal property assets to another third-party lender in connection with debt for borrowed money (other than (i) purchase money security interests or capital leases incurred in the ordinary course of business, (ii) up to $35 million of working capital indebtedness secured by a receivables facility, and (iii) secured indebtedness owed at the date of this Note and listed on Part 1 of Exhibit D to the Purchase Agreement) without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed, in the case of a security interest or pledge granted or made to a strategic corporate partner or joint venture partner as a component of a financing transaction or other business relationship with a strategic corporate partner or joint venture partner (whether directly or involving an investment fund controlled by the relevant strategic corporate partner or joint venture partner)).

ARTICLE VIII
SUCCESSORS

Section 8.1    The Company May Consolidate, Combine, Merge, etc., only on Certain Terms. The Company shall not, in a single transaction or through a series of related transactions, consolidate, combine or merge with or into any other Person, or, directly or indirectly, sell, exchange, assign, convey, transfer , or otherwise dispose of, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons (in each case other than to one or more of its Subsidiaries), except that the Company may consolidate, combine or merge with or into, or sell, exchange, assign, convey, transfer, or otherwise dispose of, all or substantially all of its assets to another Person if:

(a)    the Company is the surviving Person or the resulting, surviving, transferee or successor Person (the “Successor Company”) (if other than the Company) is a corporation organized or existing under the laws of Canada or any province or territory thereof or the European Union or any province or territory thereof or France or Taiwan or the State of Israel or Japan or any territory thereof or the Republic of Korea or the United States, any state of the United States or the District of Columbia and expressly assumes, by an agreement supplemental hereto, all obligations of the Company under this Note and the other Transaction Documents including payment of the Accreted Principal Amount (and any accrued and unpaid interest) on the Note, and the performance and observance of all of the covenants and conditions of this Note and the other Transaction Documents to be performed by the Company; and

(b)    immediately after giving effect to such transaction, no Event of Default has occurred and is continuing; and

(c)    if such transaction constitutes an Organic Change, the Company or the Successor Company, as applicable, complies with the provisions of Section 5.3(l) and, if the transaction constitutes a Change of Control, Article VI.

Section 8.2    Successor Substituted. Upon any consolidation or combination of the Company with, or merger of the Company with or into, any other Person or any sale, exchange, assignment, conveyance, transfer, or other disposal of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person in accordance with Section 8.1, the Successor Company formed by such consolidation or combination or with or into which the Company is merged or to which such sale, exchange, assignment, conveyance, transfer, or other disposal is made shall succeed to, and may exercise every right and power of, the Company under this Note and the other Transaction Documents with the same effect as if such Successor Company had been named as the Company herein. If the predecessor is still in existence after such transaction, it will be released from its obligations and covenants under the Transaction Documents.

ARTICLE IX
TRANSFER OF THE NOTE

Notwithstanding anything herein to the contrary, the holder of this Note shall be entitled to transfer this Note in full and no less than in full at any time. Any such transfer shall be notified to the Company according to the terms hereof no later than on the day of transfer and be accompanied by updated wire instructions for the new holder of this Note; and upon any such transfer, any reference herein to “Purchaser” shall thereafter mean the holder of this Note.

ARTICLE X
AMENDMENT AND WAIVER

The provisions of this Note may only be amended with the written consent of the Company and the holder of this Note.

ARTICLE XI
CANCELLATION

After the entire Accreted Principal Amount (including any accrued and unpaid interest) and any Mandatory Redemption Penalty and Change of Control Amount at any time owed on this Note has been paid in full or this Note has been converted in full to ADSs or other property or redeemed in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE XII
NOTICES

Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.4 of the Purchase Agreement.

ARTICLE XIII
PAYMENTS

This Note is payable without relief from valuation or appraisement laws. All payments to be made to Purchaser of the Note shall be made in the lawful money of the United States of America in immediately available funds; provided, that the Company shall not have the right to pre-pay the outstanding principal of this Note (except solely as specified in Section 5.5) without the consent of Purchaser of this Note.

ARTICLE XIV
PLACE OF PAYMENT

Payments of principal and interest shall be made by wire transfer to the account designated in writing by the Purchaser at or prior to the time of initial issuance of this Note, or to such other address or to the attention of such other person as specified by Purchaser upon prior written notice to the Company.

ARTICLE XV
GOVERNING LAW

(a)    THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE FRENCH REPUBLIC (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

(b)    The parties agree that the competent courts within the jurisdiction of the Paris Court of Appeal (Cour d’Appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

ARTICLE XVI
SUBORDINATION

With the exception of secured indebtedness owed (i) to Natixis and to the Fonds Commun de Titrisation Prederic Innovation 3 (represented by Acofi Gestion and Neftys Conseil) for the financing of the research tax credit receivable from the French government and (ii) to Harbert European Specialty Lending Company II S.A.R.L. under the bonds issue agreement dated as of October 26, 2018, the Note and the Accreted Principal Amount (including any accrued and unpaid interest) in respect thereof and the interest accrued under the Note are the senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured and unsubordinated obligations of the Company.
IN WITNESS WHEREOF, the Company has executed and delivered this Note on April 9, 2021.

SEQUANS COMMUNICATIONS S.A.

By:
Name:    Georges Karam
Title:    Chief Executive Officer

ATTACHMENT 1

FORM OF CONVERSION NOTICE

SEQUANS COMMUNICATIONS
Société anonyme au capital de [______] euros
Les Portes de la Défense, 15-55 boulevard Charles de Gaulle - 92700 Colombes
RCS Nanterre 450 249 677
(la « Société »)

NOTICE DE CONVERSION – BULLETIN DE SOUSCRIPTION
Émission d’actions ordinaires à la suite de la conversion d’obligations convertibles

La soussignée, Lynrock Lake Master Fund LP, société de droit [●] dont le siège social est situé [●] (« Lynrock »),
Connaissance prise :
    de la délégation de compétence consentie au conseil d’administration par l’assemblée générale extraordinaire de la Société du 26 juin 2020 dans sa quinzième résolution à l’effet de procéder à une ou plusieurs augmentations de capital réservées à des catégories de personnes ;
    des décisions du conseil d’administration de la Société en date du 5 avril 2021, faisant usage de la délégation susmentionnée, de :
o    procéder à l’émission d’un emprunt obligataire (l’« Emprunt ») d’un montant total de 40.000.000 US dollars en la forme d’obligations convertibles en actions (les « OC ») ;
o    supprimer le droit préférentiel de souscription attribué aux actionnaires au profit des bénéficiaires d’OC et de réserver à Lynrock la souscription de la totalité de l’Emprunt, soit 40.000.000 euros (l’« OC Lynrock ») ;
o    déléguer tous pouvoirs au Président-directeur général de la Société aux fins de recueillir les demandes de conversion de tout ou partie de l’OC Lynrock, arrêter le nombre et le montant nominal total des actions ordinaires émises sur conversion(s) de l’OC Lynrock et réaliser les augmentations consécutives du capital social de la Société ;
    des termes et conditions de l’OC Lynrock ;
    des décisions du Président-directeur général de la Société en date de ce jour d’arrêter, pour les besoins des présentes, un taux de change euro / US dollar de référence à [●] égal au taux publié ce jour par la Banque Centrale Européenne (le « Taux de Référence ») ;
Déclare :
    convertir l’OC Lynrock en [totalité] [partie], la présente conversion représentant un montant total (principal et intérêts courus à la date des présentes) de [●] US dollars [(le solde de l’OC Lynrock, soit [●] US dollars, ne faisant pas l’objet de la présente conversion)] ;
    en conséquence, souscrire [●] actions nouvelles ordinaires de la Société de 0,02 euro de valeur nominale chacune, à un prix d’émission unitaire égal à la contre-valeur en euros de [●] US dollar, soit [●] euro sur la base du Taux de Référence, la différence entre ce prix unitaire en euros et la valeur nominale constituant la prime d’émission, représentant une souscription d’un montant total égal à la contre-valeur en euros de [●] US dollars, soit [●] euros (prime d’émission incluse) sur la base du Taux de Référence ;

    Libérer en conséquence le montant de sa souscription, soit la contre-valeur en euros de [●] US dollars, par conversion [de la totalité] [partielle] de l’OC Lynrock conformément aux termes et conditions de l’OC Lynrock ; le solde, soit [●] US dollars, étant à régler sans délai par la Société aux fins de solder définitivement [la portion de] l’OC Lynrock ici convertie.
Par ailleurs, la soussignée ordonne la Société de mouvementer sans délai après l’émission par la Société des [●] actions nouvelles ordinaires et leur inscription en compte au nom de Lynrock dans le registre des actionnaires au nominatif pur tenu par la Société, lesdites actions nouvelles vers le compte d’actionnaire n° 543 A afin qu’elles soient détenues par The Bank of New York Mellon, agissant en qualité de dépositaire des actions de la Société sous-jacentes des ADS en circulation, en la forme nominative administrée par l’intermédiaire de Société Générale Securities Services, teneur de compte pour le compte de The Bank of New York Mellon.
Après l’émission et l’inscription en compte desdites actions nouvelles ordinaires, The Bank of New York Mellon procédera dans un délai n’excédant pas deux jours ouvrés à l’émission et la livraison au bénéfice de Lynrock des [●] ADS représentant chacun quatre actions ordinaires nouvelles de la Société de 0,02 euro de valeur nominale chacune.

Fait à [●], le [●] [●] 202[●] en deux exemplaires originaux, un pour la Société et l’autre pour Lynrock.
Lynrock Lake Master Fund LP

Nom:    [●]
Dument autorisé

* Veuillez faire précéder votre signature de la mention manuscrite : « Bon pour souscription à [●] ([●]) actions nouvelles ordinaires par conversion [en totalité] [partielle] de l’OC Lynrock ».

Free translation for information purposes only:
The undersigned, Lynrock Lake Master Fund LP, a [●] corporation having its registered office located [●] (“Lynrock”),
Having full knowledge of:
    the delegation of authority granted to the board of directors by the extraordinary general meeting of the Company on June 26, 2020 in its fifteenth resolution for the purpose of carrying out one or more capital increases reserved to specific categories of persons;
    the decisions from the board of directors of the Company on April 5, 2021, making use of the aforementioned delegation, to:
o    issue a convertible loan in an aggregate amount of US$ 40,000,000 (the “Loan”) in the form of convertible notes (the “Notes”);
o    suppress shareholders’ preferential subscription right to the benefit of the Noteholders, and to reserve to Lynrock the subscription of the Loan in full, i.e. US$ 40,000,000 (the “Lynrock Note”);
o    delegate all powers to the CEO of the Company so as to collect full or partial Lynrock Note conversion notices, set the number and total nominal amount of the ordinary shares to be issued upon conversion(s) of the Lynrock Note and complete the correlative capital increases of the Company;
    terms and conditions of the Lynrock Note;
    the decisions from the CEO of the Company dated the date hereof to set, for purposes of this conversion notice, a reference euro / dollar exchange rate at [●] equal to the rate published on the date hereof by the European Central Bank (the “Reference Rate”);
Hereby:
-    converts the Lynrock Note in [full] [part], the present conversion representing a total amount (principal and accrued interests as of the date hereof) of US$ [●] [(the balance of the Lynrock Note, i.e. US$ [●], remaining outstanding)];
-    accordingly subscribes [●] new ordinary shares of the Company of €0.02 nominal value each, at an issue price equal to the counter-value in euros of US$ [●] per share, i.e. € [●] on the basis of the Reference Rate, the difference between this price per share in euros and the nominal value corresponding to an issuance premium, representing a subscription for a total amount equal to the counter-value in euros of US$ [●], i.e. € [●] (issue premium included) on the basis of the Reference Rate .
-    settles the aforementioned subscription, i.e. an amount of U$ [●], by conversion of the Lynrock Note in [full] [part] according to the terms and conditions of the Lynrock Note; the balance, i.e. US$ [●], to be paid without delay by the Company so as to settle for good the [portion of the] Lynrock Note up to the full amount converted hereby.
Furthermore, the undersigned orders the Company to transfer without delay, upon issuance by the Company of the [●] new ordinary shares and their allocation to Lynrock in the shareholder registry held by the Company (nominatif pur), such new shares to shareholder account no. 543 A, in order for those to be held by The Bank of New York Mellon, acting as depositary of the Company shares underlying outstanding ADSs, in registered form administered through its custodian, Société Générale Securities Services (nominatif administré).
Upon issuance and registration of such new ordinary shares, The Bank of New York Mellon will issue and deliver to Lynrock within no more than two business days the [●] ADS each representing four new ordinary shares of the Company with a par value of €0.02 each.
Signed in [●], on [●] [●], 202[●] in two original copies, one to the Company and the other to Lynrock.
Lynrock Lake Master Fund LP
Name:    [●]
Duly authorized

* Signature to be preceded by the following handwritten words: “Good for subscription to [●] ([●]) new ordinary shares by conversion of the Lynrock Note in [full] [part]”.
End of translation.